EXHIBIT 99.1

UFP Technologies Announces Record 2023 Results

NEWBURYPORT, Mass., Feb. 21, 2024 (GLOBE NEWSWIRE) -- UFP Technologies, Inc. (Nasdaq: UFPT), a designer and custom manufacturer of engineered solutions primarily for the medical market, today reported net income of $44.9 million or $5.83 per diluted common share outstanding for its year ended December 31, 2023, compared to net income of $41.8 million or $5.45 per diluted common share outstanding for 2022. Net sales for 2023 were $400.1 million, 13.1% higher than 2022 sales of $353.8 million.

For its fourth quarter ended December 31, 2023, the Company reported net income of $11.6 million or $1.51 per diluted common share outstanding, compared to $8.5 million or $1.10 per diluted common share outstanding in the same period of 2022. Sales for the fourth quarter 2023 were $101.5 million, 11.2% higher than 2022 fourth quarter sales of $91.2 million.

“I am very pleased with our fourth quarter and full year 2023 results,” said R. Jeffrey Bailly, Chairman & CEO. “Sales for the quarter and the year grew 11.2% and 13.1%, respectively. Organic growth for the year was even stronger at 15.7% and adjusted net income per diluted share for the fourth quarter and full year grew by an impressive 33.0% and 41.0%, respectively.”

“We continue to make great progress strengthening our platform and further integrating our three most recent acquisitions,” Bailly added. “We’ve captured synergies by sharing best practices, moving business to best-fit manufacturing locations, and standardizing systems for information technology, quality, and safety. We have also increased our production capacity significantly, adding new clean rooms in Ireland, Costa Rica, and most notably the Dominican Republic. In that location, our investments in infrastructure, equipment, and talent have increased our capacity to service robotic surgery customers by 70%. During this process, we added 450 new associates, primarily direct labor and technical resources.”

“Our revenue growth was strong despite some softening in demand in the latter part of the year due to excess inventory held by some of our customers,” Bailly said. “However, they are indicating that the rightsizing of inventory will be short-term in nature and releases will return to normal levels in the near future. Given our growing pipeline of new opportunities, ample capacity for internal growth, and a strong balance sheet with available capital for new acquisitions, we remain very bullish about our future.”

Financial Highlights:

  Sales for the fourth quarter increased 11.2% to $101.5 million, from $91.2 million in the same period of 2022. Sales for the full year of 2023 increased 13.1% to $400.1 million from $353.8 million in the same period of 2022.
  Fourth quarter MedTech sales increased 14.9% to $89.3 million. Sales to all other markets decreased 9.5% to $12.2 million. Full year MedTech sales increased 21.0% to $346.4 million while sales to all other markets decreased 20.6% to $53.7 million.
  Gross profit as a percentage of sales (“gross margin”) increased to 25.7% for the fourth quarter, from 25.5% in the same quarter of 2022. Gross margin for the full year of 2023 increased to 28.1%, from 25.5% in the same period of 2022.
  Selling, general and administrative expenses (“SG&A”) for the fourth quarter increased 10.3% to $13.1 million compared to $11.9 million in the same quarter of 2022. Full year 2023 SG&A increased 11.1% to $50.9 million, from $45.8 million in the same period of 2022. As a percentage of sales, SG&A decreased to 12.7% in 2023 from 12.9% in 2022.
  For the fourth quarter, adjusted operating income increased 14.2% to $13.0 million, from $11.4 million in the same quarter of 2022. Full year 2023 adjusted operating income increased 37.9% to $61.3 million, from $44.5 million in the same period of 2022. See the reconciliation provided in Table 1. Adjusted Operating Income is a financial measure not presented in accordance with generally accepted accounting principles (“GAAP”) (a “Non-GAAP Financial Measure”). Please see “Non-GAAP Financial Information” at the end of this news release.
  Adjusted net income in the fourth quarter increased 33.5% to $11.8 million, from $8.8 million in the same period of 2022. Full year 2023 adjusted net income increased 41.6% to $47.7 million, from $33.7 million in the same period of 2022. See the reconciliation provided in Table 2. Adjusted Net Income is a financial measure not presented in accordance with generally accepted accounting principles (“GAAP”) (a “Non-GAAP Financial Measure”). Please see “Non-GAAP Financial Information” at the end of this news release.
  Adjusted EBITDA for the year ended December 31, 2023, increased 29.6% to $77.3 million from $59.6 million. See the reconciliation provided in Table 3. Adjusted EBITDA is a Non-GAAP Financial Measure. Please see “Non-GAAP Financial Information” at the end of this news release.

About UFP Technologies, Inc.

UFP Technologies is an innovative designer and custom manufacturer of comprehensive solutions for medical devices, sterile packaging, and other highly engineered custom products. UFP is an important link in the medical device supply chain and a valued outsource partner to many of the top medical device manufacturers in the world. The Company’s single-use and single-patient devices and components are used in a wide range of medical devices and packaging for minimally invasive surgery, infection prevention, wound care, wearables, orthopedic soft goods, and orthopedic implants.

Consolidated Condensed Statements of Income (in thousands, except per share data) (unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2023	2022	2023	2022
Net sales	$101,498	$91,237	$400,072	$353,792
Cost of sales	75,369	67,957	287,847	263,532
Gross profit	26,129	23,280	112,225	90,260
Selling, general and administrative expenses	13,118	11,888	50,889	45,796
Acquisition Costs	-	-	-	1,027
Change in fair value of contingent consideration	238	489	3,527	9,837
Gain on sale of Molded Fiber	-	(29)	-	(15,651)
Loss (gain) on disposal of fixed assets	37	56	145	(6,149)
Operating income	12,736	10,876	57,664	55,400
Interest expense, net	(755)	(872)	(3,645)	(2,763)
Other (expense) income	(89)	(233)	(117)	81
Income before income tax expense	11,892	9,771	53,902	52,718
Income tax expense	285	1,309	8,978	10,929
Net income	$11,607	$8,462	$44,924	$41,789

Net income per share outstanding	$1.52	$1.12	$5.89	$5.52
Net income per diluted share outstanding	$1.51	$1.10	$5.83	$5.45

Weighted average shares outstanding	7,639	7,580	7,624	7,564
Weighted average diluted shares outstanding	7,712	7,689	7,701	7,663

Consolidated Condensed Balance Sheets (in thousands) (unaudited)

	December 31, 2023	December 31, 2022
Assets:
Cash and cash equivalents	5,263	$4,451
Receivables, net	64,449	55,117
Inventories	70,191	53,536
Other current assets	4,730	3,242
Net property, plant, and equipment	62,137	58,072
Goodwill	113,263	113,028
Intangible assets, net	64,116	68,361
Other assets	19,987	22,385
Total assets	$404,136	$378,192
Liabilities and equity:
Accounts payable	22,286	19,961
Current portion of long-term debt	4,000	4,000
Other current liabilities	31,923	32,000
Long-term debt, less current portion	28,000	51,000
Other liabilities	31,836	33,686
Total liabilities	118,045	140,647
Total equity	286,091	237,545
Total liabilities and stockholders' equity	$404,136	$378,192

Forward-Looking Statements

Certain statements in this press release may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance and may be identified by words such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” or similar words. Such statements include, but are not limited to, statements about the Company’s future financial or operating performance; the continuing operation of the Company’s locations, the maintenance of its facilities and the sufficiency of the Company’s supply chain, inventory, liquidity and capital resources, including increased costs in connection with such efforts; statements about the Company’s acquisition strategies and opportunities and the Company’s growth potential and strategies for growth; statements about the integration and performance of recent acquisitions; statements about the Company’s ability to realize the benefits expected from our recently completed acquisitions, including any related synergies; statements about customer expectations regarding inventory levels; expectations regarding customer demand; and any indication that the Company may be able to sustain or increase its sales, earnings or earnings per share, its sales, earnings or earnings per share growth rates, or available capital for acquisitions. Such forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: the Company's general ability to execute its business plans; industry conditions, including fluctuations in supply, demand, and prices for the Company's products and services; risks relating to customer concentration; risks relating to the Company’s ability to achieve anticipated benefits of recent acquisitions and other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company's filings with the Securities and Exchange Commission (“SEC”), which are available on the SEC's website at www.sec.gov. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based. Forward-looking statements are also subject to the risks and other issues described above under “Use of Non-GAAP Financial Information,” which could cause actual results to differ materially from current expectations included in the Company’s forward-looking statements included in this press release.

Non-GAAP Financial Information

This news release includes non-generally accepted accounting principles (“GAAP”) performance measures. Management considers Adjusted Operating Income, Adjusted Net Income, Adjusted Net Income per diluted shares outstanding, EBITDA and Adjusted EBITDA, non-GAAP measures. The Company uses these non-GAAP financial measures to facilitate management's financial and operational decision-making, including evaluation of the Company’s historical operating results. The Company’s management believes these non-GAAP measures are useful in evaluating the Company’s operating performance and are similar measures reported by publicly listed U.S. competitors, and regularly used by securities analysts, institutional investors, and other interested parties in analyzing operating performance and prospects. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting the Company’s business. By providing these non-GAAP measures, the Company’s management intends to provide investors with a meaningful, consistent comparison of the Company’s performance for the periods presented. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The Company's definition of these non-GAAP measures may differ from similarly titled measures of performance used by other companies in other industries or within the same industry.

Table 1: Adjusted Operating Income Reconciliation (in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Operating income (GAAP)	$12,736	$10,876	$57,664	$55,400
Adjustments:
Acquisition Costs	-	-	-	1,027
Change in fair value of contingent consideration	238	489	3,527	9,837
Gain on sale of Molded Fiber	-	(29)	-	(15,651)
Loss (gain) on disposal of fixed assets	37	56	145	(6,149)
Adjusted operating income (Non-GAAP)	$13,011	$11,392	$61,336	$44,464

Table 2: Adjusted Net Income and Diluted Common Share Outstanding Reconciliation (in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net income (GAAP)	$11,607	$8,462	$44,924	$41,789
Adjustments (net of taxes):
Acquisition Costs	-	-	-	763
Change in fair value of contingent consideration	177	363	2,621	7,309
Gain on sale of Molded Fiber	-	(22)	-	(11,629)
Loss (gain) on disposal of fixed assets	27	42	108	(4,569)
Adjusted net income (Non-GAAP)	$11,811	$8,845	$47,653	$33,663

Adjusted Net Income per diluted share outstanding (Non-GAAP)	$1.53	$1.15	$6.19	$4.39
Weighted average diluted common shares outstanding	7,712	7,689	7,701	7,663

Table 3: EBITDA and Adjusted EBITDA Reconciliation (in thousands)

	Three Months Ended		Twelve Months Ended

	December 31,		December 31,
	2023	2022	2023	2022
Net income (GAAP)	$11,607	$8,462	$44,924	$41,789
Income tax expense	285	1,309	8,978	10,929
Interest expense, net	755	872	3,645	2,763
Depreciation	1,862	1,632	7,004	7,505
Amortization of intangible assets	1,098	1,117	4,403	4,380
EBITDA (Non-GAAP)	$15,607	$13,392	$68,954	$67,366
Adjustments:
Share based compensation	1,191	838	4,641	3,208
Acquisition Costs	-	-	-	1,027
Change in fair value of contingent consideration	238	489	3,527	9,837
Gain on sale of Molded Fiber	-	(29)	-	(15,651)
Loss (gain) on disposal of fixed assets	37	56	145	(6,149)
Adjusted EBITDA (Non-GAAP)	$17,073	$14,746	$77,267	$59,638

Contact: Ron Lataille
978-234-0926, rlataille@ufpt.com